TEMPUR-PEDIC INTERNATIONAL INC.

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

Stock Option Agreement

[Insert Name]

(Board of Directors)

This Agreement dated as of [_____ __, 20__], between Tempur-Pedic International Inc., a corporation organized under the laws of the State of Delaware (the “Company”), and the individual identified below, residing at the address there set out (the “Optionee”).

1. Grant of Option.  Pursuant and subject to the Company’s Amended and Restated 2003 Equity Incentive Plan (as the same may be amended from time to time, the “Plan”), the Company grants to the Optionee an option (the “Option”) to purchase from the Company all or any part of a total of [Insert Number (______)] shares (the “Optioned Shares”) of the Company’s common stock, par value $0.01 per share (the “Stock”), at a price of $[____] per share.  The Grant Date of this Option is [_____ __, 20__].

2. Character of Option.  This Option is not to be treated as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.

3. Duration of Option.  Subject to the following sentence, this Option shall expire at 5:00 p.m. on the date that is ten years from Grant Date.  However, if the Optionee’s membership with the Board of Directors of the Company ends before that date, this Option shall expire on the earlier date specified in whichever of the following applies:

(a) If the termination of the Optionee’s membership with the Board of Directors of the Company is on account of the optionee’s death or disability, the first anniversary of the date the Optionee’s membership ends; or

(b) If the termination of the Optionee’s membership with the Board of Directors of the Company is due to any other reason, three (3) months after the Optionee’s membership with the Board of Directors ends.

4. Exercise of Option.

(a) Until this Option expires, the Optionee may exercise it as to the number of Optioned Shares identified in the table below, in full or in part, at any time on or after the applicable exercise date or dates identified in the table.  However, during any period that this Option remains outstanding after the Optionee’s membership with the Company’s Board of Directors ends for any reason, the Optionee may exercise it only to the extent it was exercisable immediately prior to the end of the Optionee’s membership with the Company’s Board of Directors.  The procedure for exercising this Option is described in Section 7.1(e) of the Plan.  The Optionee may pay the exercise price due on exercise by delivering other shares of Stock of equivalent Market Value provided the Optionee has owned such shares of Stock for at least six months.

Number of Shares in Each Installment	Percentage of Optioned Shares	Initial Exercise Date for Shares in Installment
[________]	25%	July 31, 20__
[________]	25%	October 31, 20__
[________]	25%	January 31, 20__
[________]	25%	April 30, 20__

5. Transfer of Option.  Except as provided in Section 6.4 of the Plan, this Option may not be transferred except by will or the laws of descent and distribution, and during the Optionee’s lifetime, only the Optionee may exercise this Option.

6. Incorporation of Plan Terms.  This Option is granted subject to all of the applicable terms and provisions of the Plan, including but not limited to the limitations on the Company’s obligation to deliver Optioned Shares upon exercise set forth in Section 10 of the Plan, “Settlement of Awards”.  Capitalized terms used but not defined herein shall have the meaning assigned under the Plan.

7. Miscellaneous.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to the conflict of laws principles thereof, and shall be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guardian, or other legal representative of the Optionee.  This Agreement may be executed in one or more counterparts all of which together shall constitute one instrument.

8. Tax Consequences.  The Company makes no representation or warranty as to the tax treatment of this Option, including upon the exercise of this Option or upon the Optionee’s sale or other disposition of the Optioned Shares.  The Optionee should rely on his/her own tax advisors for such advice.

9. Certain Remedies.

(a) If at any time within two years after termination of the Optionee’s association with the Company and its Affiliates any of the following occur:

(i) the Optionee unreasonably refuses to comply with lawful requests for cooperation made by the Company, its board of directors, or its Affiliates;

(ii) the Optionee accepts employment or a consulting or advisory engagement with any Competitive Enterprise of the Company or its Affiliates or the Optionee otherwise engages in competition with the Company or its Affiliates;

(iii) the Optionee acts against the interests of the Company and its Affiliates, including recruiting or employing, or encouraging or assisting the Optionee’s new employer to recruit or employ an employee of the Company or any Affiliate without the Company’s written consent;

(iv) the Optionee fails to protect and safeguard while in his/her possession or control, or surrender to the Company upon termination of the Optionee’s association with the Company or any Affiliate or such earlier time or times as the Company or its board of directors or any Affiliate may specify, all documents, records, tapes, disks and other media of every kind and description relating to the business, present or otherwise, of the Company and its Affiliates and any copies, in whole or in part thereof, whether or not prepared by the Optionee;

(v) the Optionee solicits or encourages any person or enterprise with which the Optionee has had business-related contact, who has been a customer of the Company or any of its Affiliates, to terminate its relationship with any of them; or

(vi) the Optionee breaches any confidentiality obligations the Optionee has to the Company or an Affiliate, the Optionee fails to comply with the policies and procedures of the Company or its Affiliates for protecting confidential information, the Optionee uses confidential information of the Company or its Affiliates for his/her own benefit or gain, or the Optionee discloses or otherwise misuses confidential information or materials of the Company or its Affiliates (except as required by applicable law); then

(1) this Option shall terminate and be cancelled effective as of the date on which the Optionee entered into such activity, unless terminated or cancelled sooner by operation of another term or condition of this Agreement or the Plan;

(2) any stock acquired and held by the Optionee pursuant to the exercise of this Option during the Applicable Period (as defined below) may be repurchased by the Company at a purchase price of $[____] per share; and

(3) any gain realized by the Optionee from the sale of stock acquired through the exercise of this Option during the Applicable Period shall be paid by the Optionee to the Company.

(b) The term “Applicable Period” shall mean the period commencing on the later of the date of this Agreement or the date which is one year prior to the Optionee’s termination of association with the Company or any Affiliate and ending two years from the Optionee’s termination of association with the Company or any Affiliate.

(c) The term “Competitive Enterprise” shall mean a business enterprise that engages in, or owns or controls a significant interest in, any entity that engages in, the manufacture, sale or distribution of mattresses or pillows or other bedding products or other products competitive with the Company’s products.  Competitive Enterprise shall include, but not be limited to, the entities set forth on Appendix A hereto, which may be amended by the Company from time to time upon notice to the Optionee.  At any time the Optionee may request in writing that the Company make a determination whether a particular enterprise is a Competitive Enterprise.  Such determination will be made within 14 days after the receipt of sufficient information from the Optionee about the enterprise, and the determination will be valid for a period of 90 days from the date of determination.

10. Right of Set Off.  By executing this Agreement, the Optionee consents to a deduction from any amounts the Company or any Affiliate owes the Optionee from time to time, to the extent of the amounts the Optionee owes the Company under Paragraph 9 above, provided that this set-off right may not be applied against wages, salary or other amounts payable to the Optionee to the extent that the exercise of such set-off right would violate any applicable law.  If the Company does not recover by means of set-off the full amount the Optionee owes the Company, calculated as set forth above, the Optionee agrees to pay immediately the unpaid balance to the Company upon the Company’s demand.

11. Nature of Remedies.

(a) The remedies set forth in Sections 9 and 10 above are in addition to any remedies available to the Company and its Affiliates in any non-competition, employment, confidentiality or other agreement, and all such rights are cumulative.  The exercise of any rights hereunder or under any such other agreement shall not constitute an election of remedies.

(b) The Company shall be entitled to place a legend on any certificate evidencing any stock acquired upon exercise of this Option referring to the repurchase right set forth in Section 9(a).  The Company shall also be entitled to issue stop transfer instructions to the Company’s stock transfer agent in the event the Company believes that any event referred to in Section 9(a) has occurred or is reasonably likely to occur.

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In Witness Whereof, the parties have executed this Agreement as of the date first above written.

TEMPUR-PEDIC INTERNATIONAL INC.
By:
Name:

OPTIONEE

Name:	[Insert Optionee]
Optionee's Address: